UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported: August 26, 2005

                              Sword Comp-Soft Corp.

             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                   98-0229951
        (Commission file no.)            (IRS Employer Identification No.)

                     4055 St. Catherine St. West, Suite 151
                                Montreal, Quebec
                                     H3Z 3J8
              (Address of principal executive offices and zip code)

         Company's telephone number, including area code: (514) 935-8589

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Item 1.01 Entry into a Material Definitive Agreement

On August 26, 2005 Sword Comp-Soft Corp. ("the Company" or "Sword") entered into an Agreement with Advanced Fluid Technologies to purchase their to be patented oxygenation unit and all technical know how, intellectual properties, methodologies and all information pertaining to the following: the fixation of the oxygen molecule to water or any other fluid and/or to the building and maintenance of the oxygenation unit. Furthermore; all trademarks for the name AquaBoost Oxygenated Water, currently in force in the U.S., Canada and Mexico and the right to use and register said name globally, were transfered to Sword. Also included was a distribution contract between Advanced Fluid Technologies and Impor Tadora Comercializadora Maple S.A. of Mexico, which Advanced Fluid transferred to Sword.

Purchase price, for all the aforementioned assets, is $216,000, this being the amount due by AFT to Sword for its notes payable as of August 26, 2005, and 20 million post reverse-split common shares of Sword Comp-Soft Corp. Sword agreed to reverse split its common shares by a ratio of 10:1. The approval by the holders of a majority of the issued shares of the common stock and the filing of the relevant SEC forms shall authorize said reverse stock split.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2006

Sword Comp - Soft Corp.
By: /s/ Louis Greco
-------------------
Louis Greco
President & Acting Principal Financial Officer